EXHIBIT 10.29

EMPLOYMENT AGREEMENT

THIS IS AN EMPLOYMENT AGREEMENT (the "Agreement"), dated as of April 8, 2009 but effective as of March 30, 2009, by and between Interline Brands, Inc., a New Jersey corporation (the "Company"), and Michael Agliata (the "Executive").

WHEREAS, the Executive is currently an employee of the Company;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to provide for the continued employment of the Executive by the Company; and

WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

1.     Term of Employment. The Executive's term of employment with the Company under this Agreement shall commence effective as of March 30, 2009, and unless sooner terminated as hereafter provided, shall continue for one (1) year (the "Employment Term"); provided that the Employment Term shall automatically be extended for successive one-year periods; provided further that the Agreement may be terminable by either party upon sixty (60) days written notice of such party's intention to terminate. The termination of the Executive's employment at the end of the Employment Term or any successive one year period thereafter on account of the Company giving notice to the Executive of its desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a termination without Cause pursuant to Section 7(c), and the provisions of Section 7(c) shall apply to such termination. The termination of the Executive's employment at the end of the Employment Term or any successive one year period thereafter on account of the Executive giving notice to the Company of his desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a voluntary termination pursuant to Section 7(d), and the provisions of Section 7(d) shall apply to such termination.

2.	Position.

(a)     The Executive shall serve as Vice President, General Counsel and Secretary of the Company. In such position, the Executive shall have such duties and authority as are customarily associated with such position and agrees to perform such duties and functions as shall from time to time be assigned or delegated to him by the Chief Executive Officer of the Company or his designee or the Board of Directors (the "Board:') of the Company or a committee thereof, as applicable..

(b)     During the Employment Term, the Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company.

3.     Base Salary. During the Employment Term, the Company shall pay the Executive an annual base salary (the "Base Salary") at the annual rate of $210,000, payable in regular installments in accordance with the Company's usual payroll practices. The Base Salary may, in the discretion of the Chief Executive Officer of the Company, be upwardly adjusted.

4.     Bonus. With respect to each calendar year during the Employment Term, the Executive shall be eligible to earn an annual bonus award of up to thirty-five percent (35%) of the Base Salary (the "Maximum Bonus"), based upon and subject to the terms of any bonus plan established by the Board or a committee thereof from time to time. Payments of annual bonus that are earned, if any, shall be made as soon as practicable following the determination by the Company that such amounts have been earned, but in any event on or prior to March 15 of the year following the year such bonus is earned.

5.     Employee Benefits and Perquisites. During the Employment Term, the Executive shall be eligible to participate in the Company's employee benefit plans (including, without limitation, its health insurance and short term and long term disability insurance plans) on the same basis as those benefits are generally made available to other executives of the Company. All of the benefits and perquisites described in this Section 5 shall hereafter be referred to collectively as the "Benefits". The Executive shall also be entitled to an automobile allowance of $500 per month.

6.     Business Expenses. During the Employment Term, reasonable business expenses incurred by the Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company's policies on expense reimbursement, in effect from time to time. To the extent that any reimbursements pursuant to this Agreement are taxable to the Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable, and in all events on or before the last day of the Executive's taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

7.     Termination. Notwithstanding any other provision of this
Agreement:
(a)     For Cause by the Company. The Employment Term and the Executive's employment hereunder may be terminated by the Company for "Cause." For purposes of this Agreement, "Cause" shall mean (i) the Executive's gross neglect of, or willful and continued failure to substantially perform, his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a willful act by the Executive against the interests of the Company or which causes or is intended to cause harm to the Company or its stockholders; (iii) the Executive's conviction, or plea of no contest or guilty, to a felony under the laws of the United States or any state thereof or of a lesser offense involving dishonesty, the theft of Company property or moral turpitude; or (iv) a material breach of the Agreement by the Executive which is not cured by the Executive within twenty (20) days (where the breach is curable) following written notice to the Executive by the Company of the nature of the breach. Upon termination of the Executive's employment for Cause pursuant to this Section 7(a), the Executive shall be paid any accrued and unpaid Base Salary and Benefits through the date of termination and shall have no additional rights to any compensation or any other benefits under the Agreement or otherwise.

(b)     Disability or Death. The Employment Term and the Executive's employment hereunder shall terminate upon his death or if the Executive is unable for an aggregate of six (6) months in any twelve (12) consecutive month period to perform his duties due to the Executive's physical or mental incapacity, as reasonably determined by the Board or a committee thereof (such incapacity is hereinafter referred to as "Disability"). Upon termination of the Executive's employment hereunder for either Disability or death, the Executive or his estate (as the case may be) shall be entitled to receive (i) any accrued and unpaid Base Salary and Benefits and (ii) a bonus for the calendar year in which termination occurs, equal to the bonus which the Executive would have been entitled to if he had remained employed by the Company at the end of such calendar year, multiplied by a fraction, the numerator of which is the number of days in such calendar year that have elapsed preceding the date of death or termination of employment and the denominator of which is 365 (a "Pro Rata Bonus"), such Pro Rata Bonus to be payable at such time as bonuses for the relevant year would have otherwise been paid had the Executive's employment not terminated. Upon termination of the Executive's employment due to Disability or death pursuant to this Section 7(b), the Executive shall have no additional rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due the Executive following his termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

(c)     Without Cause by the Company. The Employment Term and the Executive's employment hereunder may be terminated by the Company without "Cause." If the Executive's employment is terminated by the Company without "Cause" (other than by reason of Disability or death), the Executive shall be entitled to receive (i) any accrued and unpaid Base Salary and Benefits, (ii) continuation of the Executive's Base Salary for a period of twelve (12) months from the date of termination (the "Severance Payment"), (iii) continuation of the Executive's health and dental benefits on the same basis as those benefits are generally made available to other executives of the Company to the extent permitted under the applicable health or dental plan for a period of twelve (12) months from the date of termination and (iv) a Pro Rata Bonus payable at such time as bonuses for the relevant year would otherwise have been paid had the Executive's employment not been terminated. Upon termination of the Executive's employment by the Company without Cause pursuant to this Section 7(c), the Executive shall have no additional rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due the Executive following the Executive's termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

(d)     Voluntary Termination by the Executive. The Executive shall provide the Company thirty (30) days' advance written notice in the event the Executive terminates his employment, other than for Good Reason (as hereinafter defined); provided that the Chief Executive Officer may, in his sole discretion, terminate the Executive's employment with the Company prior to the expiration of the thirty-day notice period. In such event and upon the expiration of such thirty-day period (or such shorter time as the Chief Executive Officer in his sole discretion may determine), the Executive's employment under this Agreement shall immediately and automatically terminate, and the Executive shall be limited to receiving any Base Salary earned and unpaid as of the Executive's termination date.

(e)     Termination for Good Reason. The Executive may terminate his employment hereunder for "Good Reason" at any time during the Employment Term. For purposes of the Agreement, "Good Reason" shall mean (i) a material breach of the terms of this Agreement by the Company, (ii) the Company requiring the Executive to move his primary place of employment more than thirty-five (35) miles from the then current place of employment, if such move materially increases his commute, or (iii) a material diminution of the Executive's responsibilities, provided that any of the foregoing is not cured by the Company within twenty (20) days following receipt of written notice by the Executive to the Company of the specific nature of the breach. No termination for Good Reason shall be permitted unless the Company shall have first received written notice from the Executive describing the basis of such termination for Good Reason. A termination of the Executive's employment for Good Reason pursuant to this Section 7(e) shall be treated for purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 7(c) relating to the payment of compensation and benefits shall apply.

(f)     Benefits/Release. In addition to any amounts which may be payable following a termination of employment pursuant to one of the paragraphs of this Section 7, the Executive or his beneficiaries shall be entitled to receive any benefits that may be provided for under the terms of an employee benefit plan in which the Executive is participating at the time of termination. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than the payment of any accrued and unpaid Base Salary and Benefits, to which the Executive is entitled under this Section 7 are conditioned upon and subject to the Executive's execution of a general waiver and release, in such form as may be prepared by the Company's attorneys, of all claims and issues arising under the Employment Agreement or the Executive's employment with the Company, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement. The Executive shall execute and deliver the waiver and release described in this Section 7(f) to the Company within thirty (30) days following the date of the Executive's termination of employment.

(g)     Except as provided in this Section 7, the Company shall have no further obligation or liability under this Agreement following a termination of employment by the Executive.

(h)     Notice of Termination. Any purported termination of employment by the Company or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 12(h) hereof.

8.     Non-Competition.

(a)     The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates, the valuable confidential business information in such the Executive's possession and the customer goodwill associated with the ongoing business practice of the Company, and accordingly agrees as follows:

(i)     During the Employment Term and, for a period ending on the expiration of one year following the termination of the Executive's employment (the "Restricted Period"), the Executive will not, directly or indirectly, (i) engage in any business for the Executive's own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates that are engaged in a business similar to the business of the Company (the "Company Affiliates") and customers or suppliers of the Company or the Company Affiliates.

(ii)     Notwithstanding anything to the contrary in this Agreement, the Executive may directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(iii)     During the Restricted Period, and for an additional one year after the end of the Restricted Period, the Executive will not, directly or indirectly, (i) without the written consent of the Company, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (ii) without the written consent of the Company (which shall not be unreasonably withheld), hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee's employment with the Company or the Company Affiliates.

(iv)     During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

(b)     It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.     Confidentiality. The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any Company Affiliate, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any Company Affiliate.

10.     Specific Performance. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.     Independence, Severability and Non-Exclusivity. Each of the rights and remedies set forth in this Agreement shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the Company or its affiliates under the law or in equity. If any of the provisions contained in this Agreement, including without limitation, the rights and remedies enumerated herein, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies, which shall be given full effect without regard to the invalid portions.

12.     Miscellaneous.

(a)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of law doctrine.

(b)     Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)     No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)     Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)     Assignment. This Agreement shall not be assignable by the Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to the financial institution(s) providing the Company's senior credit facility. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f)     No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

(g)     Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(h)     Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the Executive's address on file with the Company; all notices to the Company shall be directed to the attention of the Chief Executive Officer or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(i)     Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)     Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k)     Section 409A.

(i)     For purposes of this Agreement, "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute "deferred compensation" within the meaning of Section 409A will comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. In this regard, the provisions of this Section 12(k) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under this Agreement that are "deferred compensation" subject to Section 409A, references in this Agreement to "termination of employment" (and substantially similar phrases) shall mean "separation from service" within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

(ii)     Notwithstanding anything in this Agreement to the contrary, if the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code and is not "disabled" within the meaning of Section 409A(a)(2)(C) of the Code, no payments under this Agreement that are "deferred compensation" subject to Section 409A shall be made to the Executive prior to the date that is six months after the date of the Executive's "separation from service" (as defined in Section 409A) or, if earlier, the Executive's date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

(iii)     In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages are described in Section 7(c)(iii) are "deferred compensation" and may not be exempt from U.S. federal income tax, the Executive shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months (and at the end of such six-month period, the Executive shall be entitled to receive from the Company a reimbursement of the amounts paid by the Executive for such coverages), and any payments, benefits or reimbursements paid or provided to the Executive under Section 7(c)(iii) of this Agreement shall be paid or provided as promptly as practicable, and in all events not later than the last day of the third taxable year following the taxable year in which the Executive's separation from service occurs.

(iv)     For the avoidance of doubt, it is intended that any indemnification payment or expense reimbursement made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any indemnification payment or expense reimbursement made hereunder shall be determined to be "deferred compensation" within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the indemnification payments or expense reimbursement during any other taxable year, (ii) the indemnification payments or expense reimbursement shall be made on or before the last day of the Executive's taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERLINE BRANDS, INC.
By:
Name: Michael J. Grebe
Title: Chairman, Chief Executive Officer and President

MICHAEL AGLIATA